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Note: Net2Phone CEO Stephen Greenberg will host a conference call at 4:30 p.m.
EST today. The call can be accessed at http://web.net2phone.com/about/investor/ or www.vcall.com. A replay of the conference call will be available online as well.
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                                                       CONTACT: Sarah Hofstetter
                                              Net2Phone Corporate Communications
                                             973-438-3838/investor@net2phone.com

          Net2Phone Reports Fourth Quarter and Fiscal Year 2003 Results
             Gross margins above 40% for ninth consecutive quarter
            Liberty Cablevision enters into full production agreement

Newark, NJ - October 22, 2003 - Net2Phone, Inc. (Nasdaq: NTOP), a leading provider of Voice over IP (VoIP) services, today announced its fourth quarter and year end results for fiscal year 2003.

Financial highlights for fiscal year 2003 include:
o Net income of $16.8 million in fiscal 2003 compared to a net loss of ($246.1) million in fiscal 2002
o    Gross margin of 42.4%
o SG&A expense reductions of $62.8 million, or 54%, reflecting the company's successful alignment of its cost structure with its reduced revenue base
o Strong balance sheet with $94.1 million in cash and equivalents as of July 31, 2003 (including restricted cash of $24.2 million)

Recent achievements by the company include:
o Executed production agreement with Liberty Cablevision of Puerto Rico to offer cable telephony services to their upgraded digital two-way footprint
o Agreements in place with Hughes Network Systems and AFSAT Communications to deliver satellite VoIP
o Improvements and upgrades to our platforms to support a variety of VoIP services, including managed cable VoIP, enterprise VoIP solutions, and enhanced consumer applications

FISCAL YEAR 2003 REVIEW
Results for the fiscal year reflect the Company's focus on quality of revenue. Revenue for the fiscal year was $91.8 million down 33% from $137.9 million in the prior fiscal year. Net income for the fiscal year was $16.8 million compared to a net loss of ($246.1) million in fiscal 2002. Net income (loss) includes certain non-operational, non-cash and/or non-recurring items that management excludes in assessing the Company's performance. As a result, the company also reports net income (loss) before special and non-cash items(1) (adjusted for depreciation and amortization, minority interests, other income, interest income, non-cash compensation, gain from the settlement of Cisco litigation and restructuring, severance impairment and other items), which excludes the impact these aforementioned items have on the company's results. Net loss before special and non-cash items for the fiscal year was ($13.1) million, a 75% year over year improvement compared to ($51.4) million in fiscal 2002. Net income
(loss) before special and non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures prepared by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

--------
(1) The schedule accompanying this release provides reconciliations to generally accepted accounting principles (GAAP) for all non-GAAP financial measures mentioned in this release.

The company believes that net income (loss) before special and non-cash items provides investors with a measure of the company's operational and financial progress that corresponds with the measures used by management. Management uses this measure, instead of net income (loss), as a basis for allocating resources and making other daily operating decisions. The company appointed a new management team during fiscal 2002 to restructure its activities and focus on achieving operating profitability. Many of the items excluded from net income
(loss) in calculating net income (loss) before special and non-cash items reflect the financial impact of actions taken by the previous management team. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with generally accepted accounting principles to net income (loss) before special and non-cash items.

Capital expenditures during the fiscal year totaled $7.1 million. As of July 31, 2003 the Company held a total of $94.1 million in cash, cash equivalents and marketable securities (including restricted cash of $24.2 million), as compared to $108.7 million at the end of the prior fiscal year (including restricted cash of $23.0 million).

FOURTH QUARTER REVIEW
Revenue for the fourth quarter was $21.0 million, a 12% sequential quarterly decline, due to the company's continued focus on higher margin services combined with pricing pressure within the international telecommunications marketplace. Rates to high revenue-per-minute destinations have declined considerably over the last several quarters, an expected result of the more competitive environment for some of our more established services in existing markets. The company had expected to bridge the revenue gap with newfound high-margin minutes from corporate and consumer retail services in conjunction with telecommunications providers in newly liberalized markets. However, the delay in liberalization of certain markets has created a short-term gap in achieving revenue growth.

As a result of the company's decision to concentrate on maintaining margins instead of reducing prices to the point where it would materially affect margins and the resolution of several carrier disputes, the company reported gross margins for the fourth quarter of 40.7%, the ninth consecutive quarter where the company has achieved gross margins above 40%. The company remains optimistic about the medium and long-term prospects for partnering with and deploying a host of carrier-grade retail VoIP services with licensed communications providers in newly liberalizing markets, and is pleased with its current progress in laying the groundwork to roll out services.

The company's net loss for the fourth quarter totaled ($10.8) million compared to ($9.3) million in the third quarter of fiscal 2003 and ($19.8) million in the fourth quarter of fiscal 2002. The sequential increase in net loss was driven by an increase in non-cash compensation caused by the company's increased share price at the end of the fourth quarter, shifting of a portion of bonus awards from cash to stock and other factors. Net loss before special and non-cash items in the fourth quarter was ($2.9) million, a 6% sequential improvement over a ($3.1) million net loss before special and non-cash items in the third quarter of fiscal 2003. The net loss before special and non-cash items in the fourth quarter is a 43% year over year improvement over a ($5.1) million net loss before special and non-cash items reported in the fourth quarter of fiscal 2002.

NEW CORPORATE STRUCTURE
In the fourth quarter, Net2Phone's Board of Directors approved a plan to create two wholly-owned operating subsidiaries to provide the investment community with a clearer picture of Net2Phone's operations, and the ability to understand the value elements of its two business lines. The new structure will also allow each of the newly created units to facilitate its growth opportunities through investments by strategic partners in each subsidiary, if appropriate.

One subsidiary, Net2Phone Global Services (NGS), is comprised of the company's international retail VoIP business and domestic calling card business, while the other, Net2Phone Cable Telephony (NCT), is focused on delivering an end-to-end managed telecommunications solution to cable operators utilizing VoIP technology. While the company views NCT as a strong growth opportunity as cable operators sign up to outsource their telephony operations, Net2Phone's revenues today come primarily from NGS.

"Our accomplishments in the past fiscal year are integral to our laying important groundwork for the next 12-36 months," said Stephen Greenberg, CEO of Net2Phone. "Our new corporate structure has made us a leaner, more focused company capable of delivering key solutions to our customers in each of their respective markets."

Net2Phone Global Services
NGS reported revenue of $91.1 million in fiscal year 2003 compared to revenue of $133.0 million in fiscal 2002. Segment income was $1.8 million compared to a segment loss of ($20.6) million in fiscal 2002. Segment income (loss) is the net income (loss) before special and non-cash items directly attributable to the segment's operations less the allocation of certain corporate expenses. NGS achieved operating profitability, eliminating unprofitable service offerings and significantly reducing its expense base.

In the fourth quarter, Net2Phone Global Services introduced a series of new retail products and services, including enterprise solutions and hosted calling card solutions, all leveraging its centrally managed platform that has been delivering core VoIP services globally for more than seven years. Most recently, Net2Phone also signed an agreement to deliver satellite VoIP services in Africa in conjunction with AFSAT and Hughes Network Systems. NGS plans to continue working with strong partners in newly liberalizing markets to promote its suite of hosted VoIP solutions.

Net2Phone Cable Telephony
NCT recently executed an agreement with Liberty Cablevision of Puerto Rico to deliver managed VoIP cable telephony services on an outsourced basis to its customers. Liberty Cablevision will retain their respective customer relationships, service brand, and Tier I customer and technical support, while Net2Phone supports the back office platform, switching and transport, ongoing operations and Tier II+ technical support to deliver a fully managed QoS IP solution. Net2Phone tracks and monitors voice quality and network performance metrics from start to finish and provides the cable operator with a full view into telephone calls routed over its network. Consumers benefit on two fronts: inexpensive stand alone telephony when compared against traditional phone service and savings derived from the video, data and voice triple play in cable TV, high-speed Internet access and telephone services. In each of fiscal years 2003 and 2002, NCT reported less than $0.1 million in revenue. NCT reported a segment loss of ($7.2) million in fiscal 2003 compared to a segment loss of ($6.0) million in the prior fiscal year as it continued to invest in the staff and resources necessary to address the global cable telephony marketplace.

"Our two business segments provide a healthy balance between an established international company that has already reached positive segment income and an exciting new venture with significant potential for growth," said Stephen Greenberg, CEO of Net2Phone. "With the signing of Liberty Cablevision of Puerto Rico, we have proven that our quality of service is equivalent to that of traditional telephone service, and that we can provide cable operators like Liberty Cablevision with a comprehensive telephony solution with a business model that suits their needs."

ABOUT NET2PHONE
Founded in 1995, Net2Phone is a leading provider of voice services over IP networks worldwide, enabling toll-quality calls between computers, telephones, and broadband devices. Recognized as the first Company to bridge the Internet with the public switched telephone network, Net2Phone has routed billions of minutes of traffic over its award-winning network. Incorporated within the company are (1) Net2Phone Global Services, which sells retail VoIP solutions globally and (2) Net2Phone Cable Telephony, which has developed a fully outsourced standards-compliant telephony solution for cable operators, using components from companies such as Arris, Motorola, Gallery iPT, Mind CTI, Nuera and CoreOS. Traded on the NASDAQ under the symbol NTOP, Net2Phone's strategic partners and investors include Liberty Media Corporation (NYSE: L; LMC.B) and IDT Corporation (NYSE: IDT; IDT.C). For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Report and in the Company's other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.

                                 Net2Phone, Inc.
                 Condensed Consolidated Statements of Operations
                                   (unaudited)

                                                                                                    Three months    Three months
                                                                       Year End        Year End         ended           ended
                                                                         2003            2002       July 31, 2003   July 31, 2002
                                                                      -------------------------     -----------------------------
Revenue                                                               $  91,750       $ 137,855       $  20,963       $  26,562

Direct cost of revenue                                                   52,820          78,502          12,434          15,090
Selling, general and administrative                                      53,728         116,570          12,767          16,809
Depreciation and amortization                                            11,037          23,980           3,877           2,864
Restructuring, severance, impairment and other items                      7,363         141,619            (221)          5,986
Settlement of Cisco litigation                                          (58,034)          1,572              --           1,572
Acquired in-process research and development                                 --          13,850              --              --
Non-cash compensation                                                    15,304          19,556           8,245           1,737
                                                                      -------------------------       -------------------------
       Total cost and expense                                            82,218         395,649          37,102          44,058
                                                                      -------------------------       -------------------------
Income (loss) from operations                                             9,532        (257,794)        (16,140)        (17,496)
Interest income, net                                                      2,021           4,162              91             720
Other Income (loss)                                                         696          (7,887)            763             401
                                                                      -------------------------       -------------------------
Income (loss) before minority interests                                  12,249        (261,519)        (15,286)        (16,375)

Minority interests                                                       (4,546)        (15,591)         (4,486)          3,392

Net income (loss)                                                        16,795        (245,928)        (10,800)        (19,767)

Redeemable common stock accretion                                            --            (133)             --              --
                                                                      -------------------------       -------------------------

Net income (loss) available to common stockholders                    $  16,795       $(246,061)      $ (10,800)      $ (19,767)

Net income (loss) per common share-basic and diluted                  $    0.28       $   (4.21)      $   (0.18)      $   (0.33)

Weighted Average number of common shares used in the
calculation of basic net gain (loss) per common share                    59,700          58,442          59,897          58,442

Weighted Average number of common shares used in the
calculation of diluted net gain (loss) per common share                  60,101          58,442          59,897          58,442
                                                                      -------------------------       -------------------------


                                                                      -------------------------
Cash, cash equivalents and marketable securities                      $  94,111       $ 108,691
Fixed assets (net)                                                       24,172          28,779
Total assets                                                            144,646         183,405
Total Stockholders' Equity                                               76,329          45,913
                                                                      -------------------------


                                                                      -------------------------       -------------------------
Net income (loss) available to common stockholders                    $  16,795       $(246,061)      $ (10,800)      $ (19,767)
EXCLUDING
       Redeemable common stock accretion                                     --            (133)             --              --
       Minority interests                                                 4,546          15,591           4,486          (3,392)
       Other Income (loss)                                                  696          (7,887)            763             401
       Interest income, net                                               2,021           4,162              91             720
       Depreciation and amortization                                    (11,037)        (23,980)         (3,877)         (2,864)
       Inventory obsolescence expense                                       (66)         (2,773)            (66)           (248)
       Non-recurring SG&A expense                                        (1,663)         (3,001)         (1,248)             --
       Settlement of Cisco litigation                                    58,034          (1,572)             --          (1,572)
       Restructuring, severance, impairment and other items              (7,363)       (141,619)            221          (5,986)
       Acquired in-process R&D                                               --         (13,850)             --              --
       Non-cash compensation                                            (15,304)        (19,556)         (8,245)         (1,737)
                                                                      -------------------------       -------------------------
       Net income (loss) before special and non-cash items            $ (13,069)      $ (51,444)      $  (2,924)      $  (5,088)
                                                                      -------------------------       -------------------------